EXHIBIT 99.1
The Isabella Bank Corporation
Stockholder Dividend Reinvestment and
Employee Stock Purchase Plan

Exhibit 99.1 - 1

ISABELLA BANK CORPORATION
STOCKHOLDER DIVIDEND REINVESTMENT AND
EMPLOYEE STOCK PURCHASE PLAN
ARTICLE I. — PURPOSE
          Effective February 19, 1991, Isabella Bank Corporation (f/k/a IBT Bancorp, Inc.) adopted the Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan to provide a simple, systematic and convenient method of acquiring shares of Common Stock of the Company, without payment of any brokerage commission, service charge or other expenses. Participants also avoid the necessity of safe keeping their certificates, for shares of Common Stock credited to their Plan Accounts. The Plan has been amended and the Company has adopted the amended Plan effective as of October 1, 2010.
          The shares of Common Stock acquired under the Plan will be purchased from the Company. The net proceeds received therefrom will be added to the working capital of the Company and will be used for general corporate purposes.
ARTICLE II. — DEFINITIONS AND CONSTRUCTION
          2.1 Definitions: The following words and phrases shall, when used herein, have the following respective meanings unless the context clearly indicates otherwise:
               (a) Account Name: The name of the Participant’s account under the Plan, which shall be:
                    (1) the same as the name(s) in which certificates of the Participant were registered at the time he or she entered the Plan, if participation is based on Section 2.1(m); or,
                    (2) the Participant’s name, if participation is based on Section 2.1(f).
               (b) Authorization Card: The enrollment form used by an Employee or Stockholder to enroll in the Plan.
               (c) Common Stock: The no par value common stock of the Company.
               (d) Company: Isabella Bank Corporation, a registered financial services holding company organized and existing under the laws of the State of Michigan, or its successor(s).
               (e) Effective Date: October 1, 2010, the date on which the provisions of this amended Plan became effective.

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               (f) Employee: Any person who, on or after the Effective Date, is receiving remuneration for personal services rendered to an Employer. Employee shall also include any person who is an outside director on the board of directors of any Employer.
               (g) Employer: The Company and its successor or successors. Employer also includes all members of a controlled group of corporations (as defined in Sections 414(b) and 415(h) of the Internal Revenue Code of 1986) of which the Company is a part.
               (h) Investment Date: As used in Article III, the dividend payment date, and as used in Article V, as defined therein.
               (i) Participant: Any Stockholder or Employee who elects to participate in the Plan.
               (j) Plan: The Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan.
               (k) Plan Account: The account maintained for a participant to record the crediting of cash dividends, compensation deductions, optional cash investments, shares of Common Stock, and adjustments relating thereto.
               (l) Plan Administrator: The Company and its agents chosen by the Company to administer the Plan.
               (m) Stockholder: Any registered holder of the Company’s Common Stock. Beneficial owners of Common Stock whose shares are registered in street or nominee names are not considered Stockholders for purposes of the Plan unless they become registered holders by having such shares reissued in their names; provided, however, beneficial owners whose shares are registered in the name of “IBT & Co.” or such other nominee name as determined by the Plan Administrator shall be considered Stockholders for purposes of the Plan.
               (n) Stock Purchase Form: The form used by a Participant to purchase shares of Common Stock pursuant to the optional cash investment feature of the Plan.
ARTICLE III. — PARTICIPATION BY DIVIDEND REINVESTMENT
          3.1 Enrollment: A Stockholder who was participating in the Plan as of the Effective Date shall continue to participate in the Plan. Any other Stockholder may enroll in the Plan’s Dividend Reinvestment feature at any time after the Effective Date by completing an Authorization Card and returning it to the Plan Administrator. Authorization Cards may be obtained by writing the Plan Administrator at the Company’s address.

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          3.2 Commencement: Reinvestment of dividends in Common Stock shall commence with the next dividend payment after receipt of the Authorization Card by the Plan Administrator, provided it is received by the Plan Administrator on or before the record date for that dividend; otherwise, reinvestment of dividends shall be delayed until the next dividend payment.
          3.3 Investment Options: The Authorization Card shall provide for the purchase of additional shares of Common Stock through the following investment options:
               (a) Full Dividend Reinvestment. Full dividend reinvestment directs the Company to pay to the Plan Administrator all of the Participant’s cash dividends on all of the shares of Common Stock then or subsequently registered in the Participant’s name; or
               (b) Partial Dividend Reinvestment. Partial dividend reinvestment directs the Company to pay to the Plan Administrator the Participant’s cash dividends on that number of shares of Common Stock designated in the appropriate space of the Authorization Card and permits the Participant to continue to receive cash dividends on the balance of the shares of Common Stock registered in the Participant’s name.
          In the event a Participant elects Partial Dividend Reinvestment, the Company is authorized to issue to the Participant separate stock certificates, one representing shares designated for participation under the Plan and another representing shares excluded from the Plan.
          A Participant may select only one of the above options. In all cases, cash dividends on shares of Common Stock credited to a Participant’s Plan Account shall be reinvested in accordance with the Plan.
          3.4 Dividend Reinvestment: On each Investment Date a Participant’s full or partial cash dividend shall be remitted by the Company to the Plan Administrator. The Plan Administrator shall reinvest that dividend, as well as the full cash dividend on shares of Common Stock credited to the Participant’s Plan Account, in shares of Common Stock purchased directly from the Company, and shall credit whole and fractional shares to the Participant’s Plan Account (computed to three decimal places). A fractional share of Common Stock shall earn a proportionate share of future dividends. Such purchases shall be made by the Plan Administrator promptly (no later than within 30 days of the receipt), except where curtailment or suspension of purchases is necessary to comply with applicable provisions of federal or state laws.
          3.5 Amendment of Investment Option. A Participant may amend his or her investment option at any time by submitting a new Authorization Card to the Plan Administrator at the Company’s address.

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Any amendment to a Participant’s investment option shall be effective as of the record date coinciding with, or next following, the date the new Authorization Card is received by the Plan Administrator.
          3.6 Withdrawal of Dividend Reinvestment Enrollment. A Participant may withdraw from the Plan’s Dividend Reinvestment feature at any time by giving written notice to the Plan Administrator at the Company’s address. If the request to withdraw is received by the Plan Administrator on or after the record date for a dividend payment, any dividend paid on the Investment Date shall be invested for the Participant’s Plan Account. The request shall be processed as promptly as possible by the Plan Administrator following such Investment Date.
          As soon as practicable following withdrawal, the Plan Administrator shall send the Participant at no charge, a certificate in the Participant’s name, for the whole shares of Common Stock in the Participant’s Plan Account and a cash payment shall be made for any fraction of a share.
          Notwithstanding anything in this Section 3.6 to the contrary, if the Participant so requests, the Plan Administrator shall sell such whole shares of Common Stock and remit to the Participant the proceeds, less any related brokerage commission and applicable stock transfer tax.
          3.7 Disposition of all Shares: If a Participant disposes of all shares of Common Stock registered in the Participant’s name, the Plan Administrator shall continue to reinvest the dividends on the shares credited to the Participant’s Plan Account until otherwise notified.
          3.8 Accrued Shares: A Participant in the Plan’s Dividend Reinvestment feature may deposit certificates for Common Stock now or hereafter registered in the Participant’s name for credit in his or her Plan Account as accrued shares under the Plan. Such certificates shall be transferred to the Plan Administrator or its agent as agent for the Participant. This service shall be provided at no charge to the Participant.
ARTICLE IV. — PARTICIPATION BY COMPENSATION DEDUCTION
          4.1 Enrollment: An Employee who was participating in the Plan as of the Effective Date shall continue to participate in the Plan. Any other Employee may enroll in the Plan’s compensation deduction feature at any time after the Effective Date by completing an Authorization Card and returning it to the Plan Administrator. Authorization Cards may be obtained by contacting the Plan Administrator.
          4.2 Commencement of Deductions: The deduction of amounts from the Participant’s compensation (for purposes hereof “compensation” shall also include board director fees) shall commence with the Participant’s next regular compensation check following receipt by the Plan Administrator of the completed

Exhibit 99.1 - 5

Authorization Card, if the Authorization Card is received by the Plan Administrator not less than 96 hours before compensation checks are distributed.
          4.3 Investment Options: The Authorization Card shall provide for the deduction from the Participant’s compensation on a bi-weekly basis (or such other basis determined by the Company’s Board of Directors) of not less than five dollars ($5) and within any maximum amount set by the Company’s Board of Directors from time-to-time.
          4.4 Purchase of Common Stock: Amounts deducted from a Participant’s compensation shall be remitted by the Employer to the Plan Administrator who shall invest said amounts in shares of Common Stock purchased directly from the Company. Such purchases shall be made no later than the first business day of the month following the month in which said amounts were deducted, except where curtailment or suspension of purchases is necessary to comply with applicable provisions of federal or state laws.
          4.5 Amendment of Compensation Deduction: A Participant may amend his or her compensation deduction election at any time by submitting a new Authorization Card to the Plan Administrator. Any amendment to a Participant’s compensation deduction election shall be effective as of the Participant’s next regular compensation check if the written notice is received by the Plan Administrator not less than 96 hours before compensation checks are distributed.
          4.6 Withdrawal of Compensation Deduction Enrollment: A Participant may withdraw from the Plan’s compensation deduction feature at any time by giving written notice to the Plan Administrator. Any request to withdraw shall be effective as of the Participant’s next regular compensation check if the notice to withdraw is received by the Employer not less than 96 hours before compensation checks are distributed. A Participant who withdraws from the Plan’s compensation deduction feature may not reparticipate in the Plan until one year has elapsed from the date the Plan Administrator receives the withdrawal notice.
          As soon as practicable following withdrawal, the Plan Administrator shall send the Participant, at no charge, a certificate in the Participant’s name, for the whole shares of Common Stock in the Participant’s Plan account and a cash payment shall be made for any fraction of a share.
          Notwithstanding anything in this Section 4.6 to the contrary, if the Participant so requests, the Plan Administrator shall sell such whole shares of Common Stock and remit to the Participant the proceeds, less any related brokerage commission and applicable stock transfer tax.

Exhibit 99.1 - 6

          4.7 Automatic Dividend Reinvestment: All shares purchased for the Participant pursuant to the Plan’s compensation deduction feature shall be credited to the Participant’s Plan Account and will automatically participate in, and be governed by, the terms and conditions of the Plan’s Dividend Reinvestment feature (as set forth in Article III above).
ARTICLE V. — PARTICIPATION BY OPTIONAL CASH INVESTMENT
          5.1 Enrollment: Any Stockholder may enroll in the Plan’s optional cash investment feature at any time after the Effective Date by completing either an Authorization Card or a Stock Purchase Form and returning it to the Plan Administrator. Authorization Cards and Stock Purchase Forms may be obtained by writing the Plan Administrator at the Company’s address.
          5.2 Investment Date: Optional cash investments will be applied by the Plan Administrator to the purchase of shares of Common Stock, if timely received, on the fifteenth (15th) day of each month or, if such day is not a business day for the Company, the first business day for the Company immediately following that date (the “Investment Date”). An optional cash investment is timely received if it is received by the Plan Administrator, with a properly completed Authorization Form or Stock Purchase Form, by the tenth (10th) day of the calendar month. Optional cash investments that are received by the Plan Administrator subsequent to that date will be applied on the next Investment Date.
          5.3 Investment Options: The Authorization Card or Stock Purchase Form shall provide for the purchase of additional shares of Common Stock through the following investment options:
               (a) Check or Money Order. A Participant may make an optional cash investment by enclosing a check or money order for the amount of the investment with an Authorization Form or Stock Purchase Form and returning it to the Plan Administrator. The check or money order must be made payable to the Company and drawn on a United States bank account. An investment by check or money order must be for not less than one hundred dollars ($100) and within any maximum amount set by the Company’s Board of Directors from time to time.
               (b) Automatic Bank Withdrawal. A Participant may make monthly optional cash investment(s) by completing the section of the Authorization Card or a Stock Purchase Form titled “Automatic Bank Withdrawal” with accurate account and routing information for the Participant’s United States bank account, including an account with Isabella Bank. Such form shall indicate whether the investment shall be a one-time

Exhibit 99.1 - 7

automatic bank withdrawal or repeating monthly automatic bank withdrawals, and the amount to be withdrawn. If repeating monthly automatic bank withdrawals are selected, the same amount must be withdrawn each month. An investment by automatic bank withdrawal must be for not less than twenty-five dollars ($25) per withdraw.
          5.4 Purchase of Common Stock: The Plan Administrator will invest amounts invested pursuant to this Article V by purchasing shares of Common Stock directly from the Company. Such purchases shall be made no later than the appropriate Investment Date, except where curtailment or suspension of purchases is necessary to comply with applicable provisions of federal or state laws.
          5.5 Amendment of Investment Options: A Participant may amend his or her investment options, or make a new investment election pursuant to this Article V, at any time, by submitting a new Authorization Card or Stock Purchase Form to the Plan Administrator at the Company’s address. Any amendment to a Participant’s investment options shall be effective as of the next Investment Date if received by the tenth (10th) day of the calendar month.
          5.6 Withdrawal of Enrollment: A Participant may withdraw from the Plan’s optional investment option at anytime by giving written notice to the Plan Administrator at the Company’s address. If the request to withdraw is received by the Plan Administrator by the tenth day (10th) of the calendar month, no monthly automatic bank withdrawal will be processed on the next Investment Date. If the request is not so received, the Plan Administrator will process such next monthly automatic bank withdrawal, and the withdrawal request will be processed as promptly as possible thereafter.
          As soon as practicable following withdrawal, the Plan Administrator shall send the Participant, at no charge, a certificate in the Participant’s name, for the whole shares of Common Stock in the Participant’s Plan account and a cash payment shall be made for any fraction of a share.
          Notwithstanding anything in this Section 5.6 to the contrary, if the Participant so requests, the Plan Administrator shall sell such whole shares of Common Stock and remit to the Participant the proceeds, less any related brokerage commission and applicable stock transfer taxes.
          5.7 Automatic Dividend Reinvestment: All shares purchased for the Participant pursuant to the Plan’s optional investment feature shall be credited to the Participant’s Plan Account and will automatically participate in, and be governed by, the terms and conditions, of the Plan’s Dividend Reinvestment feature (as set forth in Article III above).

Exhibit 99.1 - 8

ARTICLE VI. — PLAN OPERATION
          6.1 Per-Share Price of Common Stock: The per-share price of shares of Common Stock purchased from the Company under the Plan shall be determined as follows:
               (a) if the shares of Common Stock are listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the shares, the average of the closing or last prices of the shares on the composite tape or other comparable reporting system for the 10 consecutive trading days immediately preceding the relevant investment date;
               (b) if the shares of Common Stock are traded on the over-the-counter market, but sales prices are not regularly reported for the shares for the 10 days referred to in paragraph (a) above, and if bid and asked prices for the shares are regularly reported, the average of the mean between the bid and the asked price for the shares at the close of trading in the over-the-counter market for such 10 days; and
               (c) if the shares of Common Stock are neither listed on a national securities exchange nor traded on the over-the-counter market, such value as the Board of Directors, in good faith, shall determine as of the relevant investment date, but in no event shall such value be in excess of current market prices.
          In making the determination, the Board of Directors will consider the financial condition of the Company and its recent operating results, values of publicly traded securities of other financial institutions giving effect to the relative book values and earnings of such institutions and the lack of liquidity of the Common Stock, and such other factors as the Board in its sole and absolute discretion deems relevant.
          6.2 Price of any Fraction of a Share: Whenever, pursuant to the terms of the Plan, a Participant receives cash for any fraction of a share of the Common Stock, said cash payment shall be determined on the basis of the most recent per-share price for shares of Common Stock purchased from the Company under the Plan.
          6.3 Commingling of Monies: In making purchases for Participant’s Plan Accounts, the Plan Administrator may commingle the Participant’s dividends and compensation deductions with those of others participating in the Plan. It is understood that any monies held under the Plan will not bear interest.

Exhibit 99.1 - 9

          6.4 Issuance of Stock Certificates:
               (a) Registration of Certificates. Certificates for shares of Common Stock purchased for a Participant shall be registered in the name of the Plan Administrator or its agent and, except as provided in (b) below, shall not be issued in the Participant’s name while the Participant is enrolled in the Plan.
               (b) Reissuance in Participant’s Name. A Participant may elect to receive a distribution of whole shares of Common Stock under the Plan only if he or she withdraws from Plan participation. Certificates for fractional shares of Common Stock shall not be issued under any circumstances.
          6.5 Costs to Participants: The Participant shall incur no costs for purchases of Common Stock by the Plan Administrator other than the purchase price. However, if at the time of termination of Plan participation a Participant directs the Plan Administrator to sell shares of Common Stock credited to the Participant’s Plan Account, the Participant shall pay any related brokerage commission and applicable stock transfer tax. Service charges, such as administration fees if the Plan should be administered by someone other than the Company, are the responsibility of the Company.
          6.6 Reports to Participants:
               (a) Purchase Reports. On a quarterly basis, each Participant shall receive a statement of his or her account showing the amount invested for the quarter, the purchase price and the number of shares purchased in each transaction, the total shares accumulated, and other relevant information for the year to date.
               (b) Other Reports. Each Participant shall receive copies of the same communications sent to all other holders of shares of Common Stock, including the Company’s quarterly reports and annual report to shareholders, a notice of the annual meeting and proxy statement and (if necessary) Internal Revenue Service information (on Form 1099) for reporting dividend income received.
               (c) Address. All notices, statements, and reports from the Plan Administrator to a Participant shall be addressed to the Participant at his or her last address of record with the Plan Administrator. The Participant agrees to notify the Plan Administrator promptly in writing of any change of address.
          6.7 Termination of Participant’s Plan Account: The Company may terminate a Participant’s Plan Account at any time in its discretion by giving written notice to the Participant. As soon as practicable following termination, the Plan Administrator shall send the Participant a certificate in the Participant’s name, for the

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whole shares of Common Stock in the Participant’s Plan Account and a cash payment shall be made for any fraction of a share.
          Notwithstanding anything in the preceding paragraph to the contrary, if the Participant so requests, the Plan Administrator shall sell such whole shares of Common Stock and remit to the Participant the proceeds, less any related brokerage commission and applicable state transfer tax.
          6.8 Termination of the Plan:
          In the event the Company should terminate the Plan, as soon as practicable following termination, the Plan Administrator shall send each Participant a certificate in the Participant’s name, for the whole shares of Common Stock in the Participant’s Plan Account and a cash payment shall be made for any fraction of a share.
          Notwithstanding anything in the preceding paragraph to the contrary, if the Participant so requests, the Plan Administrator shall sell such whole shares of Common Stock and remit to the Participant the proceeds, less any related brokerage commission and applicable stock transfer tax.
ARTICLE VII. — ADMINISTRATION
          7.1 Appointment of Plan Administrator: The Plan shall be administered by the Plan Administrator which shall be the Company and its agents, chosen by the Company to administer the Plan.
          7.2 Duties of Plan Administrator: The Plan Administrator shall administer the Plan, keep records, send statements of account activity and other required reports to Participants, and perform any other duties related to the Plan. Shares of Common Stock purchased under the Plan and held by the Plan Administrator shall be registered in its name or the name of its agent designated for that purpose, as agent for each Participant in the Plan.
          7.3 Resignation of Plan Administrator: Should the Plan Administrator cease to act as agent for the Participants, the Company shall make other arrangements as it deems appropriate for the administration of the Plan.
          7.4 Liability of the Company and the Plan Administrator: Neither the Company, the Plan Administrator, nor any agent employed by the Plan Administrator shall be liable in administering the Plan or any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability:
               (a) arising out of failure to terminate the Participant’s Plan Account upon such Participant’s death prior to receipt of notice in writing of such death;

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               (b) with respect to the prices at which shares of Common Stock are purchased or sold for the Participant’s Plan Account or the time when such purchases or sales are made (provided, however that nothing herein shall be deemed to constitute a waiver of any rights that a Participant might have under the Securities Exchange Act of 1934 or applicable federal and state securities laws); and
               (c) for any fluctuations in the market price after purchase or sale of shares of Common Stock.
ARTICLE VIII. — MISCELLANEOUS
          8.1 Non-Guarantee of Profit: Nothing contained herein shall be construed as an assurance by the Company of a profit to the Participant or protection against loss on shares of the Common Stock purchased under the Plan.
          8.2 Other Services: The Plan Administrator may charge the Participant for services performed at the request of a Participant and not provided for herein.
          8.3 Pledging of Common Stock: Shares of Common Stock credited to the Participant’s Plan Account under the Plan may not be pledged. A Participant who wishes to pledge such shares must withdraw from the Plan.
          8.4 Voting of Shares: For each meeting of shareholders, a Participant shall receive proxy material that will enable the Participant to vote both the shares of Common Stock registered in the Participant’s name directly and/or whole shares of Common Stock credited to the Participant’s Plan Account. Participants will not be permitted to vote fractional shares of Common Stock.
          8.5 Income Tax: It is understood by the Participant that the reinvestment of dividends and/or the reduction in a Participant’s compensation does not relieve the Participant of any income tax and applicable payroll taxes which may be payable. The Company shall not withhold taxes from dividends, unless the Internal Revenue Service directs the Company to withhold 20% of any dividend payment to specified Participants who under-report dividend income. In such a situation, the amount withheld shall not be reinvested under the Plan.
          8.6 Stock Dividends and Related Matters: Stock dividends in the form of Common Stock or stock splits distributed by the Company on shares of Common Stock held by the Plan Administrator for a Participant shall be credited to the Participant’s Plan Account. Certificates for such stock dividends and stock splits distributed on shares of Common Stock registered in the name of the Participant shall be mailed directly to the Participant. In

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the event of a subscription rights offering or a dividend in the form of a stock other than Common Stock, such rights or other stock shall be mailed directly to a Participant in the Plan in the same manner as to holders of Common Stock not participating in the Plan.
          8.7 Suspension, Modification, or Termination of the Plan: Notwithstanding anything herein to the contrary, the Company reserves the right to interpret and regulate the Plan as it deems desirable or necessary. The Company reserves the right to suspend, modify or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of Participants. Notice of any such suspension, modification, or termination shall be sent to all Participants.
          8.8 Governing Law: The terms and conditions of this Plan, the Authorization Card and the Stock Purchase Forms signed by the Participant (which are each deemed a part of this Plan), and the Plan’s operation shall be governed by and construed in accordance with the laws of the state of Michigan and the rules of the Securities and Exchange Commission.
     Dated this 1st day of October, 2010.

Exhibit 99.1 - 13